Exhibit 10.1

May 27, 2025
Dear Fidji,
The purpose of this letter is to memorialize and confirm certain terms regarding your irrevocable voluntary resignation as Chief Executive Officer (“CEO”), President and any and all positions that you hold with Maplebear Inc. d/b/a Instacart (the “Company”), other than your position as a member and Chair of the Company’s Board of Directors (the “Board”), which you have tendered effective August 15, 2025 (the “Employment Termination Date”). The Company shall permit you to continue your role as member and Chair of the Board. The Company shall continue your employment as CEO and President through the Employment Termination Date. You acknowledge that neither your resignation nor anything in this letter entitles you to any severance benefits, whether under that certain Offer Letter by and between the Company and you, dated as of December 7, 2022 (the “Offer Letter”), the Company’s Severance and Change in Control Plan or any other agreement, plan or policy. You also acknowledge and confirm that your resignation is not as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices, or otherwise. Except as expressly set forth herein, your employment and compensation through the Employment Termination Date will continue to be subject to the terms of the Offer Letter.
Solely in your capacity as CEO and President of the Company, you received certain equity incentive awards in the form of time-vesting restricted stock units (“RSUs”) and performance-vesting RSUs (“PSUs”) (collectively, the “CEO Equity Awards”), which remain outstanding and unvested as of the date hereof. You acknowledge and agree that, notwithstanding anything to the contrary in the applicable equity plans or award agreements governing the CEO Equity Awards, (i) any RSUs and PSUs subject to the CEO Equity Awards that are scheduled to vest on or prior to the Employment Termination Date will vest and settle in the ordinary course (including for the avoidance of doubt, the CEO Equity Awards scheduled to vest on the Employment Termination Date), and (ii) all remaining unvested RSUs and PSUs subject to the CEO Equity Awards will be forfeited as of your Employment Termination Date.
Subject to Board approval (or the approval by a committee thereof), in consideration of your service as a non-employee member and Chair of the Board, on or as soon as practicable after your Employment Termination Date, you will receive a prorated annual director RSU award with a value at grant equal to (A) $250,000 multiplied by (B) the fraction obtained by dividing (1) the number of days between your Employment Termination Date and May 22, 2026, by (2) 365 (the “Director Annual Grant”). The number of RSUs subject to the Director Annual Grant based on the value as calculated in the preceding sentence will be determined in a manner consistent with the methodology for annual RSU grants set forth in the Company’s Amended and Restated Non-Employee Director Compensation Policy (the “Director Compensation Policy”). The Director Annual Grant will also be subject to the vesting and acceleration terms of a Pro-rated Annual Grant (as defined in the Director Compensation Policy) under the Director Compensation Policy. From and after your Employment Termination Date, you will also receive cash compensation pursuant to the Director Compensation Policy.
We appreciate your significant contributions to the Company and wish you well in your future endeavors.
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Best regards,

/s/ Morgan Fong
Morgan Fong
General Counsel & Secretary

Acknowledged and agreed:
/s/ Fidji Simo
Fidji Simo